Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I PROVIDES FIRST QUARTER RESULTS UPDATE

Encouraging early performance, yet conflicting European sales patterns impact visibility

PERRYSBURG, Ohio (April 10, 2012) — Owens-Illinois, Inc. (NYSE: OI) announced today that first quarter 2012 results, based on preliminary indications, should exceed prior year first quarter 2011 earnings from continuing operations of $0.50 per share (diluted) by more than 35 percent. The higher first quarter 2012 results were primarily driven by good manufacturing performance as the Company’s facilities operated at greater than planned production rates. The Company increased its levels of finished goods inventory during the first quarter to support the upcoming seasonal sales volume trends, especially in North America and Europe, and to avoid the supply chain inefficiencies experienced last year during the second quarter. The results also partially benefited from 2012 pricing actions to offset unrecovered prior year inflation and anticipated 2012 inflation. Cost reduction activities initiated in the second half of 2011, as well as lower than expected costs in the first quarter of 2012 for the successful SAP deployment in North America, also benefited results.

Commenting on preliminary first quarter 2012 results and the Company’s business outlook, Chairman and CEO Al Stroucken said, “We are seeing generally good initial results from our price increases and operational efficiencies. We are encouraged by the first quarter performance, yet conflicting customer demand patterns, especially in Europe where uncertainty regarding financial markets persists, continue to impact our visibility for the remainder of the year. Accordingly, we will actively manage our production levels for significant changes in sales demand patterns, and such actions could considerably influence future financial results.”

The Company will provide further details on its first quarter performance and business outlook on its quarterly earnings conference call scheduled for April 26, 2012.

Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Forward looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s ability to resolve its production and supply chain issues in North America, (16) the Company’s success in implementing necessary restructuring plans and the impact of such restructuring plans on the carrying value of recorded goodwill, (17) the Company’s ability to successfully navigate the structural changes in Australia, (18) the proceeds from the land sales in China do not occur in the time schedule or amount that the Company expects, and (19) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Contacts:	O-I, Erin Crandall, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com.

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